Exhibit 8
                        JAECKLE FLEISCHMANN & MUGEL, LLP

                           A T T O R N E Y S A T L A W


   FLEET BANK BUILDING TWELVE FOUNTAIN PLAZA BUFFALO, NEW YORK 14202-2292 USA
                     TEL (716) 856-0600 FAX (716) 856-0432


                                     August 7, 1998


Seneca Foods Corporation
1162 Pittsford-Victor Road
Pittsford, New York  14534

                  Re: Seneca Foods Corporation; Issuance of 5,939,680 Rights to
                      Acquire Shares of Convertible Participating Preferred
                      Stock

Ladies and Gentlemen:

                  We are legal counsel to Seneca Foods Corporation, a New York corporation (the"Company"), and have represented the Company in connection with the preparation of its Registration Statement on Form S-1 (No. 333-58739)(the "Registration Statement") and in connection with its distribution of the Company's Rights("Rights") to acquire shares of Convertible Participating Preferred Stock with $0.025 par value per share ("New Preferred Stock"). We are furnishing this opinion at the request of the Company. Capitalized words and phrases not otherwise defined in this letter will have the same meanings and definitions as they have in the Registration Statement.

                  In  rendering   our   opinions,   we  have  reviewed  (i)  the
Registration Statement;(ii) the Prospectus;(iii) the Company's Restated Certificate of Incorporation, as amended; (iv) the Certificate of Amendment to the Company's Restated Certificate of Incorporation, as amended setting forth the terms of the New Preferred Stock; (v) the Company's By-laws; (vi) the Stock Purchase Agreement; (vii) the Shareholders Agreement; and (viii) the Registration Rights Agreement.

                  In rendering our opinions, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered necessary and relevant. We have assumed that the shares of Common Stock to which the Rights Offering relates are held as capital assets by the shareholders.

                  Based upon the foregoing, we are of the opinion that:
(i) for federal income tax purposes, the Rights Offering will be treated as a distribution of the stock of the Company with respect to its stock, and, pursuant to Section 305(a) of the Code, no gain or loss will be recognized by either the Company or its shareholders from the issuance or receipt of the Rights; (ii) a shareholder will not recognize any gain or loss upon the exercise of Rights received in the Rights Offering; (iii) a shareholder will not recognize any gain or loss upon the lapse of Rights received in the Rights Offering; (iv) a shareholder who converts New Preferred Stock into Class A Common Stock will not recognize any gain or loss upon such conversion; and (v) the federal income tax treatment described in the Prospectus under the caption "Certain Federal Income Tax Consequences" is accurate.

                  Except as set forth above, we express no opinion as to the tax consequences, whether Federal, State, local or foreign, of any other transactions contemplated or described in the Prospectus. This opinion is being furnished to you in connection with the Prospectus and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its attachment as an exhibit to the Prospectus contained therein.

                                  Very truly yours,


                                  JAECKLE FLEISCHMANN & MUGEL, LLP